EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of January, 2012 (the “Effective Date”), between Global NuTech, Inc., a Nevada corporation (the “Employer”), and Craig Crawford, an individual residing at 2611 Santo Domingo Dr., League City, Texas 77573 (the “Executive”).

RECITALS

WHEREAS, the Executive is currently employed by the Employer as Chief Financial Officer (“CFO”), and shall be employed as its Chief Operating Officer (“COO”), and Executive Vice President (“VP”); and

WHEREAS, the Employer plans to acquire all (100%) outstanding membership interests of International Plant Services, L.L.C., a Texas limited liability company (“IPS”), which acquisition includes all of the business and goodwill of IPS (the “Acquisition”); and

WHEREAS, a condition of the Acquisition is the Executive’s agreement to remain employed by the Employer for a specified term and to forego business competition with the Employer for the term of this Agreement; and

           WHEREAS, the Executive has agreed to forego other business opportunities and to continue his employment with the Employer following the closing of the Acquisition.

           NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the parties agree as follows:

AGREEMENT

ARTICLE I
FULL-TIME EMPLOYMENT OF EXECUTIVE

           1.1      DUTIES AND STATUS.

                      (a)           The Employer hereby engages the Executive as CFO, COO, and VP (an officer of the Employer) for the period specified in Section 3.1 below (the “Employment Period”), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.

                      (b)           The Executive shall serve in a management capacity as CFO, COO and VP and shall perform such duties and responsibilities appropriate to, and consistent with, such positions.

                      (c)           Throughout the Employment Period, the Executive shall devote substantially all of his full time business efforts to the business of the Employer and shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or entity which competes, conflicts or interferes with the performance of his duties under this Agreement in any way; provided, however, nothing contained herein will prevent the Executive from serving on the board of directors of any company that does not compete with the Employer, or from serving on the board of directors of any charitable or philanthropic organization.

(d)        During the Employment Period, Employee shall perform and discharge faithfully, diligently, in good faith and to the best of Employee’s ability such duties and responsibilities.

                      (e)           Except for reasonable business travel, the Executive shall be required to perform the services and duties provided for in this Section 1.1 only at the principal offices of the Employer in the Houston, Texas, metropolitan area.

           1.2      COMPENSATION AND GENERAL BENEFITS.  The Executive shall be compensated as follows:

                      (a)           Beginning on the Effective Date, and throughout the Employment Period, the Employer shall pay (i) to the Executive a base salary in the amount of Forty Thousand Dollars (US$40,000.00) per year, subject to applicable withholding and payroll taxes and payable in accordance with Employer’s normal payroll procedures, and (ii) to Fortenberry Services, Inc. One Hundred Thirty-Five Thousand Dollars (US$135,000.00) per year, paid bi-weekly on the first (1st) and fifteenth (15th) days of each month.

                      (b)           Throughout the Employment Period, the Executive shall be entitled to participate in any and all employee benefit plans, programs or arrangements which may be implemented by the Employer from time to time and available to similarly-situated employees of the Employer (collectively the “Plans”).

(c)           Other Benefits. The Company shall also provide to the Executive, as mutually determined by the parties: (i) corporate credit cards for the Executive’s use with respect to gasoline and other approved business expenses, (ii) a vehicle for business and personal use, (iii) a mobile phone and suitable service package thereto, (iv) a portable or notebook personal computer, and (v) four (4) weeks’ vacation time.

1.3     BONUS.  The Employer shall award the Executive a quarterly bonus if the Executive meets or exceeds certain quarterly goals, which goals shall be established by mutual agreement of the Employer’s board of directors and conveyed to the Executive.

1.4     RESTRICTED STOCK AWARD.  On the closing date of the Acquisition (the “Closing Date”), in connection with the appointment of the Executive as CFO, COO and VP, the Executive will be awarded an amount of 4,710,000 shares (the “Restricted Shares”) of the Employer’s common stock, par value $0.00001 per share.  The Restricted Shares shall vest and be issued to Executive as follows: (i) 1,570,000 of the Restricted Shares on January 15, 2012; (ii) 1,570,000 of the Restricted Shares on January 15, 2013; and (iii) 1,570,000 of the Restricted Shares on January 15, 2014.  In the event of a change of control or sale of the Employer, all of the Restricted Shares shall immediately vest and be issued by Employer immediately prior to such change of control or sale. The Executive may request that the Company issue shares pursuant to this Section 1.4 in the name of Fortenberry Services, Inc. by providing adequate prior written notice to the Employer.  Notwithstanding any other terms herein, if the Executive's employment pursuant to this Agreement is terminated for cause (as defined in Section 3.4(a)), the Executive shall forfeit, and be required to return, all issued Restricted Shares to the Employer.

ARTICLE II
COMPETITION AND CONFIDENTIAL INFORMATION

           2.1      COMPETITION AND CONFIDENTIAL INFORMATION.  The Executive has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing confidential and proprietary information relating to the business and operations of the Employer and its affiliates, including but not limited to information with respect to present and prospective business plans, financing arrangements, marketing plans, customer and supplier lists, contracts and proposals.

           The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Employer and its affiliates and that disclosure or use by others could cause substantial loss to the Employer and its affiliates.  The Executive and the Employer also recognize that an important part of the Executive’s duties have been, and will continue to be, to develop goodwill for the Employer and its affiliates through his personal contact with vendors, customers, subcontractors, and others sharing business relationships with the Employer and its affiliates, and that there is a danger that this goodwill, a proprietary asset of the Employer and its affiliates, may follow the Executive if and when his employment relationship with the Employer is terminated.

           The Executive accordingly agrees that, during the Employment Period and for any period during which the Executive is receiving payments pursuant to Section 3.3(a), below, the Executive will not, either individually or as owner, partner, agent, employee, or consultant, engage in any activity competitive with the Employer or any of its affiliates and will not on his own behalf, or on behalf of any third party, directly or indirectly hire, discuss employment with, or recommend to any third party the employment of any employee of the Employer or any of its affiliates who was actively employed by the Employer or an affiliate on the Effective Date without regard to whether that employee has subsequently terminated his or her employment with the Employer.

In the event that the Employment Period terminates pursuant to Sections 3.2(b), (d) or (e), below prior to the end of the third-year anniversary of this Agreement, Executive agrees that he will not, for the remaining term of this Agreement individually or as owner, partner, agent, employee, or consultant of another entity, solicit directly or indirectly business of the nature engaged in by the Employer from a current customer of the Employer or a former customer of the Employer with which the Executive has dealt on behalf of the Employer, or on his own behalf or that of a third party, hire, discuss employment with, or recommend to any third party the employment of any employee of the Employer, or any of its affiliates, who was actively employed by the Employer or an affiliate on the Effective Date without regard to whether that employee has subsequently terminated his or her employment with the Employer.

           Nothing in this Article shall be construed to prevent the Executive from owning, as an investment, not more than one percent (1%) of a class of equity securities issued by any issuer and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

           2.2      NON-DISCLOSURE.  At all times after the Effective Date, the Executive will keep confidential any confidential or proprietary information of the Employer and its affiliates which is now known to him or which hereafter may become known to him as a result of his employment or association with the Employer and shall not at any time directly or indirectly disclose any such information to any person, firm or employer, or use the same in any way other than in connection with the business of the Employer and its affiliates, or pursuant to any duly issued court order or subpoena.  For purposes of this Agreement, “confidential or proprietary information” means information unique to the Employer and its affiliates which has a significant business purpose and is not known or generally available from sources outside the Employer and its affiliates.  This Section 2.2 shall survive the termination or expiration of this Agreement for whatever reason.

ARTICLE III
EMPLOYMENT PERIOD

           3.1      DURATION.  The term of this Agreement shall commence on the Effective Date and shall terminate on the third anniversary thereof. The “Employment Period” shall be contemporaneous with the term of this Agreement, unless terminated early in conformity with Section 3.2 below.

           3.2      EARLY EMPLOYMENT TERMINATION.  The Employment Period shall be terminated prior to the end of this Agreement for any of the following reasons or upon the occurrence of any of the following events:

(a)	Termination of the Executive’s employment by the Employer without cause (as defined in Section 3.4(a) below); or

(b)	Discharge of the Executive for cause; or

(c)	Death of the Executive; or

(d)	Total disability of the Executive (as defined in Section 3.4(b) below); or

(e)	Voluntary resignation of the Executive.

(f)
“For Good Reason” by Employee: “For Good Reason” includes the following: (i) upon a change of control of the Employer; (ii) upon a material reduction in the scope of Executive’s duties and/or staff; (iii) upon the Employer’s assignment of the Executive to another region; (iv) upon a material change in Executive’s title and/or reporting relationships; or (v) upon a material change in the Executive’s work schedule.  In any of the herein listed situations were to occur, Executive would have to option to: (i) resign and void the non-compete clause of Section 2.1 of this Agreement; or (ii) resign, continue to abide by the non-compete clause of Section 2.1 of this Agreement and receive compensation and/or benefits for the remainder of the Employment Period.

3.3	COMPENSATION AND/OR BENEFITS FOLLOWING EARLY EMPLOYMENT TERMINATION.

                      (a)       In the event of an early termination of the Employment Period due to the Employer’s termination of the Executive’s employment without cause, the Employer shall pay the Executive an amount equal to his base salary at the rate specified in Section 1.2(a) above for the period representing the remainder of the term of this Agreement. Any payment made to Executive pursuant to this Section 3.3(a) shall be paid in the same manner as Executive’s base salary during the period of employment; provided, however, the first such payment shall be made to the Executive within ten (10) days after the date of such termination, and shall equal seven twelfths (7/12’s) of the Executive’s annual salary specified in Section 1.2(a) above.  The second payment shall be made to the Executive on the date that is eight (8) months after such termination date and shall equal one twelfth (1/12) of the Executive’s annual salary specified in Section 1.2(a) above. All remaining post-termination payments shall be made monthly on the day of the month on which the Executive’s employment was terminated, each such payment in an amount equal to one twelfth (1/12) of the Executive’s annual salary specified in Section 1.2(a) above, until the expiration of the term of this Agreement. Each payment under this Section 3.3(a) shall be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury guidance thereunder.

                      (b)       In the event of an early termination of the Employment Period because of the voluntary resignation, total disability or death of the Executive, or termination of the Executive’s employment for cause, the Executive, or his estate in the event of his death, will receive his base salary at the rate specified in Section 1.2(a) above through the date of employment termination.

(c)       In the event of an early termination of this Employment Period other than pursuant to Section 3.2(b) or 3.2(e) above, all restrictions shall lapse on the Restricted Shares awarded pursuant to Section 1.4 above, and such awards shall immediately vest.

(d)     In the event of an early termination of the Employment Period, the Employer shall pay to the Executive all accrued but unpaid vacation pay, bonuses or other compensation earned by the Executive prior to the date of termination.

           3.4      DEFINITIONS.  The following words shall have the specified meanings when used in the Sections specified:

(a)           As used in Sections 3.2(a), 3.2(b), 3.3(a) and 3.3(b) above, the term “cause” means (i) willful and continued non-performance of his job responsibilities, after the Executive has been provided written notice of such nonperformance and a reasonable time period, not less than three (3) months, has passed without substantial correction of such nonperformance, (ii) the Executive’s conviction for a felony, (iii) proven or admitted fraud, misappropriation, theft or embezzlement by the Executive, (iv) the Executive’s inebriation or use of illegal drugs in the course of, related to or connected with the business of the Employer, (v) the Executive’s willful engaging in misconduct that is materially injurious to the Employer or its affiliates, monetarily or otherwise, or (vi) the breach by the Executive of his obligations under Sections 2.1 or 2.2 above.

(b)           As used in Sections 3.2(d) and 3.3(b) above, the term “total disability” means a physical or mental condition which causes the Executive to be unable to perform substantially all of the duties of his position hereunder for an aggregate of six (6) months in any twelve-month period as reasonably determined by the Employer.

(c)           For purposes of this Agreement, “change of control” means the occurrence of any of the following events (whether or not approved by the Employer’s board of directors):

(i)           any transaction or series of related transactions (including but not limited to a merger or reorganization) which results in holders of the Employer’s capital stock outstanding prior to such event owning less than 50% of either (x) the total voting power of the then-outstanding voting stock of the Employer or (y) the total economic ownership of the then-outstanding common stock of the Employer; or

(ii)           the Employer consolidates with or merges or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets unless holders of the Employer’s capital stock outstanding prior to such event own at least 50% of the surviving or purchasing entity.

Notwithstanding the above, in no event shall any future distributions pursuant to this Agreement be deemed a change of control. Also for purposes of this Agreement, “sale of the Employer” means a sale of the Employer pursuant to which the acquirer(s) acquire(s) (i) 50.1% of the shares of capital stock of the Employer (whether by merger, consolidation, sale or transfer or stock or otherwise), or (ii) all or substantially all of the assets of the Employer and its subsidiaries taken as a whole (by merger, consolidation, reorganization, sale of assets, sale of stock or otherwise).

ARTICLE IV
NOTICES

           Any notices requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Employer or, in the case of the Employer, at its principal offices.

ARTICLE V
MISCELLANEOUS

           5.1      ENTIRE AGREEMENT.  This Agreement and the Share Exchange Agreement executed to evidence the Acquisition constitute the entire understanding of the Executive and the Employer with respect to the subject matter hereof, and supersede any and all prior understandings on the subjects contained herein, written or oral.

           5.2      MODIFICATION.  This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.  Nothing in this Agreement shall affect the Employer’s and its affiliates’ rights to amend or terminate any of its employee benefit plans, as permitted under applicable law and the respective terms of such plans.

           5.3      SEVERABILITY.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, provided, that if the unenforceability of any provision is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the parties agree that such provision shall be amended, as determined by the court, so as to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.

           5.4      GOVERNING LAW.  The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.

5.5     DISPUTE RESOLUTION; NO LITIGATION.  Disputes arising out of or relating to the interpretation or performance of this Agreement shall first be resolved through friendly consultations.  If such dispute cannot be resolved within thirty (30) calendar days after the commencement of consultation (or any extension thereof mutually agreed to by the parties), either party may submit the dispute to mediation by a mutually acceptable mediator to be chosen by Employer and the Executive within twenty (20) calendar days after written notice by either Employer or the Executive demanding mediation.  Neither Employer nor Executive may unreasonably withhold consent to the selection of the mediator.  Each party shall bear its own costs of mediation, but Employer and Executive will share the costs of the mediator equally.  The mediation shall take place in Houston, Texas. In the event that mediation fails, all disputes shall be settled by binding arbitration to be held in Houston, Texas, within sixty (60) days of the failure of mediation, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The costs and expenses of such arbitration shall be allocated as determined by the arbitrator, and the arbitrator is authorized to award attorney fees to the prevailing party. Such arbitration shall be conducted by a panel of one (1) arbitrator, who shall be mutually approved by the parties. In the event that the parties cannot mutually agree upon an arbitrator, the arbitrator shall be selected pursuant to the applicable rules of the American Arbitration Association. Disputes arising out of this Agreement shall not be the subject of litigation.

** signature page follows **

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

EMPLOYER:

GLOBAL NUTECH, INC.

By:	/s/David Mathews
Name: David Mathews
Its: Chief Executive Officer

EXECUTIVE

/s/ Craig Crawford
Name: Craig Crawford